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                                                                    EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                      PERIOD      FISCAL         NINE
                                                                    JANUARY 1,       YEAR         MONTHS
                                                     YEAR ENDED         TO         ENDED         ENDED
                                                     DECEMBER 31,     APRIL 4,   MARCH 31,    DECEMBER 31,   YEAR ENDED DECEMBER 31,
                                                      ---------     ---------    ---------     ---------     ----------------------
                                                        1999           2000        2001           2001          2002         2003
                                                      ---------     ---------    ---------     ---------     ---------     ---------

CALCULATION OF EARNINGS

Pre-tax income (loss) from
  continuing operations before
  adjustment for minority
  interests in consolidated
  subsidiaries or income (loss)
  from equity investees ..........................    $(765,197)    $   2,133    $ (19,447)    $(370,343)    $(157,930)    $  14,849

Distribution from joint ventures .................        4,000            --        3,600           125            --            --
                                                      ---------     ---------    ---------     ---------     ---------     ---------

Earnings before fixed charge
  adjustments ....................................     (761,197)        2,133      (15,847)     (370,218)     (157,930)       14,849
                                                      ---------     ---------    ---------     ---------     ---------     ---------

Fixed charges

      Interest expense ...........................           --            --       57,015        36,833        39,286        19,142

      Interest allocated to asset held
        for sale .................................           --            --        1,256            --            --            --

      Interest portion of rent expense ...........        4,005           850        6,510         4,831         5,855         6,068
                                                      ---------     ---------    ---------     ---------     ---------     ---------

Total fixed charges ..............................        4,005           850       64,781        41,664        45,141        25,210
                                                      ---------     ---------    ---------     ---------     ---------     ---------

Earnings before income taxes and fixed
  charges ........................................     (757,192)        2,983       48,934      (328,554)     (112,789)       40,059
                                                      =========     =========    =========     =========     =========     =========

Ratio of Earnings to Fixed Charges ...............          (a)           3.5          (a)           (a)           (a)           1.6
                                                      =========     =========    =========     =========     =========     =========

Insufficient to cover ............................     (761,197)          n/a      (15,847)     (370,218)     (157,930)          n/a

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(a) Earnings were insufficient to cover fixed charges by the amount indicated.